Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 333-147068, 333-143454 and 333-141588) of China Precision Steel, Inc. of our report dated October 11, 2007 (October 15, 2007 as to the subsequent event disclosed in Note 20) related to the consolidated financial statements of the Company as of June 30, 2007 and 2006 and for the two years then ended which appear in the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2007 and are included in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

November 19, 2007

/s/ Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma